EXHIBIT 99.1

              AutoNation, Inc. Prices $450 million of Senior Notes


FORT LAUDERDALE, Fla. (August 1, 2001) ... AutoNation, Inc. (NYSE: AN), America's largest automotive retailer, today announced that it has priced $450 million aggregate principal amount of its 9% senior unsecured notes due 2008 at a price of 98.731% of face value. The size of the offering reflects an increase from a previously disclosed contemplated offering of $300 million.

The closing of the offering is expected to occur August 10, 2001, and is subject to customary closing conditions. Also on that date, the Company expects to enter into $500 million of new revolving credit facilities. The Company proposes to use the net proceeds from both credit sources to replace certain existing debt and to finance acquisitions, capital expenditures, working capital and other general corporate needs.

The sale of the senior notes will be a private placement, with notes being offered and sold only to either qualified institutional buyers under Rule 144A under the Securities Act of 1933 ("the Act") or in offshore transactions pursuant to Regulation S under the Act. None of the notes that the Company is proposing to sell in the private placement have been registered under the Act, and they may not be offered or sold in the United States absent registration or an applicable exemption from such registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the senior notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT AUTONATION, INC.
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AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America's largest automotive retailer, on and off the web. A Fortune 100 company, AutoNation employs 31,000 people and operates 368 new vehicle franchises in 17 states.

FORWARD-LOOKING STATEMENTS
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Certain statements and information included in this press release constitute
"forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements.